UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 10, 2005

Nash-Finch Company

(Exact name of Registrant as specified in its charter)

Delaware	0-785	41-0431960

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7600 France Avenue South, Minneapolis, Minnesota		55435

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (952) 832-0534

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

     (a) At the May 10, 2005 annual meeting of stockholders, the stockholders of Nash-Finch Company (“Nash Finch”) approved amendments to the Nash Finch 2000 Stock Incentive Plan (“2000 Plan”). Under the 2000 Plan, incentive awards consisting of stock options, stock appreciation rights, restricted stock awards, performance units and stock bonuses may be made to employees, non-employee directors, consultants and independent contractors of Nash Finch and its subsidiaries. The amendments to the 2000 Plan:

•	Increase the number of shares of Nash Finch common stock reserved for issuance under the 2000 Plan by 1,000,000 shares, and require that these additional shares (i) must be issued from shares Nash Finch repurchases in the open market or that are otherwise held in treasury and (ii) must be used solely for performance unit awards.

•	Make a corresponding increase of 1,000,000 shares in the 2000 Plan’s sub-limit on the number of shares that can be issued in the form of performance unit awards, restricted stock awards and stock bonuses (subject to the requirement that these shares must be used for performance unit awards).

•	Add earnings before interest, taxes, depreciation and amortization (EBITDA) as a specifically referenced criterion for incentive awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), and reaffirm the performance criteria set forth in the 2000 Plan as required periodically by Section 162(m).

•	Clarify that, to the extent provided in an incentive award agreement, the receipt of any shares issuable or cash payable to an employee or non-employee director under the 2000 Plan may be deferred in accordance with our deferred compensation plans.

     These amendments to the 2000 Plan had previously been approved by the Nash Finch Board of Directors on February 22, 2005. The 2000 Plan as amended has been filed as Exhibit 10.1 to Nash Finch’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 12, 2005.

     On February 21, 2005, the Compensation Committee of the Nash Finch Board of Directors had approved, contingent upon Board and stockholder approval of the 2000 Plan amendments described above, performance unit awards to Nash Finch officers at the level of vice president and above, which include the Nash Finch executive officers. With approval of the 2000 Plan amendments having occurred, Nash Finch is entering into performance unit award agreements with all participants in this program as of May 10, 2005. These agreements generally provide that the performance units will vest at the end of a three year performance period (2005-2007) and the payment, if any, under the performance units will be determined by comparing Nash Finch’s growth in EBITDA and return on net assets over the performance period to the growth in those measures of the companies within the peer group used by Nash Finch in its proxy statement total shareholder return graph. The performance units will pay out in shares of Nash Finch common stock or cash, or a combination of both, at the election of the participant. Depending on Nash Finch’s ranking among the companies in its peer group, a participant could receive a number of shares (or the cash value thereof) ranging from zero to 200% of the number of performance units granted. If a participant’s employment ends before the end of the performance period for any reason other than death, disability or retirement, all of his or her performance units are cancelled. If employment ends because of death, disability or retirement, the participant will receive a pro rata portion of the settlement amount that would otherwise have been payable. If a change in control of Nash Finch occurs prior to the end of a performance period, any performance units that have been outstanding for at least six months

2

will be settled as of the date of the change in control, using an adjusted performance period consisting of the twelve fiscal quarters ended immediately prior to the change in control.

     The form of performance unit award agreement used in connection with this program was attached as Appendix I to the Nash Finch proxy statement for its annual meeting of stockholders on May 10, 2005, which was filed with the Securities and Exchange Commission on March 21, 2005. That proxy statement also disclosed on page 14 the number of performance units awarded to Nash Finch’s five most highly compensated executive officers and to its executive officers as a group.

     Also on May 10, 2005, each non-employee director received an award of restricted stock units, which are a form of performance units authorized under the Nash Finch 2000 Stock Incentive Plan. These awards are made to each non-employee director immediately following each annual meeting of stockholders of Nash Finch. The number of restricted stock units awarded to each director is determined by dividing $30,000 by the fair market value of a share of Nash Finch common stock on the date the restricted stock units are awarded. On May 10, 2005, the fair market value used in this calculation was $35.555, resulting in an award of 843.763 restricted stock units to each non-employee director. Restricted stock units vest six months after they are granted (subject to earlier vesting in the event of a director’s death or disability or a change in control of Nash Finch), and settlement of restricted stock units will occur six months after termination of service as a director. Restricted stock units may be settled only in shares of Nash Finch common stock, with one share of stock issued for each restricted stock unit held. Settlement of restricted stock units will be accelerated upon a change in control of Nash Finch, unless a director waives the right to such acceleration. Restricted stock unit account balances will be credited with additional units representing the deemed reinvestment of dividend equivalents.

     The form of restricted stock award agreement used in connection with these awards has been filed as Exhibit 10.19 to the Nash Finch annual report on Form 10-K for the fiscal year ended January 1, 2005 filed with the Securities and Exchange Commission on March 2, 2005.

3

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASH-FINCH COMPANY
Date: May 12, 2005	By:	/s/ LeAnne M. Stewart
		Name:	LeAnne M. Stewart
		Title:	Senior Vice President and Chief Financial Officer

4